Exhibit 99.1

Boise Cascade Company
1111 West Jefferson Street, Suite 300
Boise, ID 83702

News Release

Investor Relations Contact Wayne Rancourt Office 208-384-6073	Media Contact Lisa Chapman Office 208-384-6552

For Immediate Release: July 13, 2020
Boise Cascade Company Announces Proposed Offering of Senior Notes
BOISE, Idaho - Boise Cascade Company ("Boise Cascade") (NYSE: BCC) today announced that it is seeking to raise $400 million in a private placement of senior notes (the “notes”). The notes will be senior unsecured obligations of Boise Cascade and will be guaranteed by certain of its subsidiaries.

Boise Cascade intends to use the net proceeds of the offering, together with cash on hand, to repurchase any and all of its outstanding 5.625% senior notes due 2024 (the “2024 Notes”) in a cash tender offer announced today, to redeem any 2024 Notes that remain outstanding after the consummation of the tender offer, to pay off its term loan of $45.0 million, and to pay fees and expenses related to the offering of the notes and incurred in connection with the repurchase of the 2024 Notes.

The notes will not be registered under the Securities Act of 1933, as amended (“Securities Act”), or the securities laws of any other jurisdiction, and will not be offered or sold in the United States or to U.S. persons absent registration or an applicable exemption from the registration requirements. The offering of the notes will be made only to qualified institutional buyers in accordance with Rule 144A under the Securities Act and to non-U.S. persons in accordance with Regulation S under the Securities Act.

This press release is issued pursuant to Rule 135c of the Securities Act and does not constitute an offer to sell, or a solicitation of an offer to buy, any security. No offer, solicitation, or sale will be made in any jurisdiction in which such an offer, solicitation, or sale would be unlawful. Any offers of the notes will be made only by means of a private offering memorandum.

About Boise Cascade

Boise Cascade is one of the largest producers of engineered wood products and plywood in North America and a leading U.S. wholesale distributor of building products. For more information, please visit our website at www.bc.com.

Forward Looking Statements

This press release includes statements that are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements preceded or followed by, or that otherwise include, the words “believes,” “expects,” “anticipates,” “intends,” “project,” “estimates,” “plans,” “forecast,” “is likely to,” and similar expressions or future or conditional verbs such as “will,” “may,” “would,” “should,” and “could” are generally forward-looking in nature and not historical facts. Such statements are based upon the current beliefs and expectations of our management and are subject to significant risks and uncertainties. The accuracy of such statements is subject to a number of risks, uncertainties, and assumptions that could cause our actual results to differ materially from those projected. Factors that could cause actual results to differ materially from such forward-looking statements are discussed in greater detail in our filings with the Securities and Exchange Commission, each of which are available free of charge on the SEC’s website at www.sec.gov. Forward-looking statements speak only as of the date of this press release. We undertake no obligation to revise them in light of new information.